Exhibit 99.1

DEXTERA SURGICAL REPORTS FISCAL 2017 FOURTH QUARTER FINANCIAL RESULTS

-- Shipping Resumes for MicroCutter 5/80™ Stapler and Reloads --

REDWOOD CITY, Calif. – August 8, 2017 – Dextera Surgical Inc. (Nasdaq: DXTR), a company developing and commercializing the MicroCutter 5/80™ Stapler, today announced financial results for its fiscal fourth quarter and full year ended June 30, 2017. Management will hold a conference call at 4:30 p.m. Eastern Time to discuss financial results and provide an update on the company’s business.

“We have identified and addressed the cause for the premature lock out of the MicroCutter 5/80 surgical stapler announced on July 6th, and after extensive in-house testing of the modification, we resumed shipping to our customers,” said Julian Nikolchev, president and CEO of Dextera Surgical Inc. “Simultaneously, after appropriate testing, we have implemented production changes for the reloads, allowing us to resume shipping, with expectations of fulfilling all backorders before the end of the quarter. We are excited to have the MicroCutter 5/80 back in the hands of surgeons to help enable less invasive surgical procedures.”

Recent Highlights and Accomplishments:

●	Implemented a solution for the premature lockout of the MicroCutter 5/80 Stapler and resumed shipping the stapler.
●	Implemented product changes for the reloads and shipped reloads to customers, eliminating a significant portion of the backorder.
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Completed an underwritten public equity offering of 8,000 shares of the company’s Series B convertible preferred stock and related warrants resulting in net proceeds to Dextera Surgical of $6.7 million.

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The MicroCutter 5/80 was highlighted for its ability to help enable less invasive video-assisted thoracic surgery (VATS) in three sessions during the 25th European Conference on General Thoracic Surgery (ESTS).

●	Filed a 510(k) with the U.S. Food and Drug Administration to expand the indications for use of the MicroCutter 5/80 to include liver, pancreas, kidney and spleen surgery.
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The roles of the MicroCutter 5/80 and Dextera’s C-Port® Distal and PAS-Port® Proximal Anastomosis Systems were highlighted in a variety of less invasive surgical procedures at the 14th Annual International Society for Minimally Invasive Cardiothoracic Surgery (ISMICS) meeting in Rome, Italy.

Fiscal 2017 Fourth Quarter Financial Results

Total product sales were approximately $1.0 million for the fiscal 2017 fourth quarter compared with $0.7 million for the same quarter of fiscal 2016. MicroCutter sales were approximately $359,000 in the fiscal 2017 fourth quarter with $75,000 in backorders compared to $516,000 of sales in the third quarter of fiscal 2017. The sequential decrease in MicroCutter product sales is due to a backorder for the blue reload cartridges for a portion of the fourth quarter and a shipping hold at the end of the fourth quarter of fiscal 2017. Total revenue was approximately $1.1 million for the fiscal 2017 fourth quarter compared with approximately $0.7 million for the fiscal 2016 fourth quarter.

Total operating costs and expenses for the fiscal 2017 fourth quarter were $4.0 million, compared with $4.8 million for the same period of fiscal 2016. Cost of product sales was approximately $1.0 million for the fourth quarter of fiscal 2017 compared with $1.1 million for the same period of 2016. Research and development expenses were $1.4 million for the fiscal 2017 fourth quarter, compared with $1.5 million for the fiscal 2016 fourth quarter. Selling, general and administrative expenses were $1.5 million for the fiscal 2017 fourth quarter compared with $2.2 million for the comparable period of fiscal 2016. Total Operating cost and expenses in the fourth quarter included a reversal of accrued incentive compensation expense of approximately $0.5 million.

The net loss for the fiscal 2017 fourth quarter before the deemed preferred stock dividend was approximately $3.1 million. Additionally, net loss applicable to common stockholders included a deemed (non-cash) preferred stock dividend of $4.0 million, representing the value of beneficial conversion rights embedded in the preferred shares issued in the company’s recently completed convertible preferred stock public offering. This amount was determined as the difference between fair value of common stock into which preferred shares are convertible and the proceeds of the financing allocated to the preferred shares. The total net loss attributable to common stockholders for the fiscal 2017 fourth quarter was $7.0 million, or $0.40 per share. Net loss attributable to common stockholders for the fiscal 2016 fourth quarter was approximately $4.2 million, or $0.47 per share.

Cash, cash equivalents and investments, as of June 30, 2017, were approximately $6.0 million, compared with approximately $2.5 million at March 31, 2017. This includes $6.7 million in net proceeds raised through a public equity offering in May 2017. As of June 30, 2017, there were approximately 40.3 million shares of common stock outstanding, which includes the conversion of all previously outstanding Series A convertible preferred stock and all but 273 shares of the Series B convertible preferred stock.

Milestones

Management’s key objectives in the near term are as follows:

●	Execute a strategic partnership with B. Braun by the end of the third quarter of calendar year 2017;
●	Continue optimizing supply chain and establish production capacity of 120 MicroCutters per week by the end of the calendar year 2017;
●	Complete enrollment of patients in the MATCH Registry Trial by the end of the third quarter of calendar 2017;
●	Expand MicroCutter 5/80 indication for use in the U.S. to include liver, pancreas, kidney and spleen surgery by the end of calendar year 2017;
●	Demonstrate success in Spain with the B. Braun collaboration throughout calendar year 2017;
●	Continue advancement of co-development project with Intuitive Surgical to develop new robotic stapler based on MicroCutter technology; and
●	Evaluate and execute initiatives to reduce cost structure and improve long-term gross margins.

Conference Call Details

To access the live conference call on August 8, 2017, at 4:30 p.m. Eastern Time via phone, please dial 844-419-1785 from the United States and Canada or 216-562-0472. The conference ID is 61373128. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through August 15, 2017, and may be accessed by dialing 855-859-2056 from the United States and Canada or 404-537-3406 internationally. The replay passcode is 61373128.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at ir.dexterasurgical.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Dextera Surgical

Dextera Surgical designs and manufactures proprietary stapling devices for minimally invasive surgical procedures. In the U.S., surgical staplers are routinely used in more than one million minimally invasive laparoscopic, video-assisted or robotic-assisted surgical procedures annually.

Dextera Surgical also markets the only automated anastomosis devices for coronary artery bypass graft (CABG) surgery on the market today: the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System. These products, sold by Dextera Surgical under the Cardica brand name, have demonstrated long-term reliable clinical performance for more than a decade.

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Forward-Looking Statements

The statements in this press release regarding Dextera Surgical’s expectations that it will fulfill all backorders before the end of August, and its management objectives under the caption “Milestones,” are "forward-looking statements." There are a number of important factors that could cause Dextera Surgical’s results to differ materially from those indicated by these forward-looking statements, including the risks detailed from time to time in Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, under the caption “Risk Factors.” Dextera Surgical expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@dexterasurgical.com

Dextera Surgical Inc.

Consolidated Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenue
Product sales, net	$952	$651	$3,051	$2,529
License and development revenue	82	48	302	1,460
Royalty revenue	16	15	70	66
Total	1,050	714	3,423	4,055

Operating costs and expenses
Cost of product sales	1,034	1,074	3,798	3,897
Research and development	1,386	1,514	6,565	6,327
Selling, general and administrative	1,547	2,246	7,657	9,388
Total operating costs and expenses	3,967	4,834	18,020	19,612

Loss from operations	(2,917)	(4,120)	(14,597)	(15,557)
Interest and other income	3	18	15	67
Interest expense	(142)	(129)	(549)	(497)
Net loss before income tax benefit	(3,056)	(4,231)	(15,131)	(15,987)
Income tax benefit	-	-	-	-
Net loss	$(3,056)	$(4,231)	$(15,131)	$(15,987)
Preferred stock deemed dividend	(3,980)	-	(3,980)	-
Net loss attributable to common stockholders	$(7,036)	$(4,231)	$(19,111)	$(15,987)

Basic and diluted net loss per share attributable to common stockholders	$(0.40)	$(0.47)	$(1.71)	$(1.79)

Shares used in computing basic and diluted net loss per share attributable to common stockholders	17,794	8,928	11,144	8,910

Consolidated Balance Sheets
(amounts in thousands)

	June 30,	June 30,
	2017	2016
Assets	(unaudited)
Cash, cash equivalents and investments	$6,010	$12,716
Accounts receivable	608	313
Inventories	1,311	1,063
Other assets	942	1,600
Total assets	$8,871	$15,692

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,294	$2,218
Deferred revenue	2,902	3,068
Long term debt	3,473	3,124
Total stockholders' equity	202	7,282
Total liabilities and stockholders' equity (deficit)	$8,871	$15,692